Exhibit 5.1

March 7, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Par Pacific Holdings, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to $40,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company that are issuable pursuant to the Par Pacific Holdings, Inc. Non-qualified Deferred Compensation Plan (the “Plan”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that that the Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

We express no opinion as to any laws other than (i) the federal laws of the United States of America, (ii) the laws of the State of Illinois and (iii) the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ NEAL, GERBER & EISENBERG LLP